[GRAPHIC REMOVED HERE]

For Immediate Release	Contact –	Michael L. McMullan, President and CEO (239) 254-2100 Thomas E. Lunak President and CEO Horizon Financial Corp. (954) 443-5210

Bancshares of Florida, Inc. Signs Definitive Agreement

to Acquire Horizon Financial Corporation

NAPLES, FL, December 18/PR Newswire-First Call—Bancshares of Florida, Inc. (Nasdaq SmallCap: BOFL), a $225.5-million-asset bank holding company based in Naples, Florida, and Horizon Financial Corporation, the parent of an $87.4-million-asset federal savings bank based in Pembroke Pines, Florida, have signed a definitive merger agreement whereby Bancshares would acquire all the outstanding shares of Horizon in a stock-for-stock exchange of shares. The transaction, approved by the boards of directors of both companies, requires regulatory approval and approval of shareholders of both companies. Bancshares anticipates closing the transaction by the end of the second quarter of 2004.

Bancshares President, Michael L. McMullan, stated, “This merger will represent Bancshares’ first acquisition after establishing two de novo bank subsidiaries and a trust company since commencing our operations. The transaction is expected to be immediately accretive to earnings per share and accomplishes important strategic and financial objectives. Horizon will more than double our presence in Broward County, one of the fastest growing markets in the United States. It allows us to expand into a new and important line of business, mortgage banking, further complementing our services to our target market of businesses, entrepreneurs, and professionals. It also enables us to accelerate the opening of our Boca Raton bank subsidiary by utilizing Horizon’s existing charter.”

McMullan went on to state, “Horizon Financial customers will be introduced to Bancshares’ commitment and dedication to providing the highest quality of banking services possible, without losing sight of the warm, neighborly banking ethic that has become the cornerstone of Horizon. Florida Trust Company will also offer Horizon customers our brand of private banking, which includes a full range of investment counseling, cash management, trust and estate services. This transaction represents another important step this year in the implementation of our strategic plan, evidenced by the opening of a loan production office in September in Tampa, Florida, in anticipation of further expansion into that market in 2004.”

Horizon Financial Corporation’s President and Chief Executive Officer, Thomas E. Lunak, stated, “The merger with Bancshares will provide our customers and shareholders with the financial resources of one of Florida’s up-and-coming bank holding companies. Bancshares being listed on the Nasdaq SmallCap Market will also provide our shareholders with greater liquidity. This transaction will additionally provide an opportunity for our employees to advance within a progressive organization.”

Following the merger, Horizon Bank will operate as a wholly-owned subsidiary of Bancshares and retain its separate bank charter. The plan is to relocate the subsidiary to Boca Raton to create an independent community bank operation similar to Bancshares’ other banking subsidiaries. The mortgage operations of Horizon will be used to establish a mortgage division at the holding company to originate and service residential mortgage loans at all of Bancshares’ subsidiary banks. Horizon’s branch location and much of the assets and liabilities will be transferred to Bank of Florida—Fort Lauderdale. As part of the merger, two members of Horizon Financial Corporation’s Board will be offered seats on Bancshares’ Board and the Board of Bank of Florida—Ft. Lauderdale.

The agreement calls for a tax-free exchange of Bancshares common stock at a fixed exchange, subject to the average closing price of Bancshares common stock. The per share merger consideration will be one share of Bancshares common stock for one share of Horizon common stock, if Bancshares’ average closing price is between $11.00 and $16.00 per share for the 20 days preceding the closing. If the average closing price is greater than $16.00, the exchange would be adjusted to be equal to $16.00 per share divided by the average closing price, or less than one-for-one. If the average closing price is less than $11.00, Bancshares will have the option to adjust the exchange rate by increasing the share consideration. Bancshares anticipates issuing 749,683 shares, assuming Bancshares’ average closing price is between $11.00 and $16.00 per share. Based on the closing price of Bancshares common stock on December 17, 2003 of $14.00 per share, the merger consideration would equal approximately $11.0 million.

Horizon Financial Corporation, the parent company of Horizon Bank, FSB, operates from its headquarters at 1851 N.W. 125th Avenue and branch office at 2000 N. Flamingo Road, both in Pembroke Pines, Florida. Horizon Bank is a federally-chartered savings bank, which was founded in 1999. Horizon Bank provides financial services to individuals, small businesses and professional associations in West Broward County.

As of September 30, 2003, Horizon Bank had $87.4 million in assets, $71.1 million in deposits, $75.5 million in loans and $5.8 million in equity. For the nine months ended September 30, 2003, net income was approximately $183,000. During the third quarter of 2003, Horizon took strategic initiatives, including the implementation of an internet-based underwriting decision engine, which are expected to reduce costs by approximately $300,000 annually.

As of December 16, 2003, Bancshares of Florida, a Florida-based multi-bank holding company headquartered in Naples, Florida, had $225.5 million in consolidated assets. It is the parent company of Bank of Florida, N.A with $166.3 million in assets and Florida Trust Company, with assets under advisement of $130 million, both based in Naples, Florida, and Bank of Florida—Ft. Lauderdale with $63.1 million in assets. Bancshares common stock is listed on the Nasdaq SmallCap Market under the symbol “BOFL”.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements might address statements that involve significant risk, uncertainties, estimates and assumptions made by management. Actual results could differ materially from the projections. Please refer to Bancshares’ filings with the Securities and Exchange Commission for a summary of important factors that could effect Bancshares’ forward-looking statements. Bancshares undertakes no obligation to revise these statements following the date of this press release.

The foregoing may be deemed to be offering materials of Bancshares in connection with Bancshares’ proposed acquisition of Horizon Financial Corporation, on the terms and subject to the conditions in the Agreement and Plan of Merger dated December 17, 2003, between Bancshares and Horizon Financial.

Bancshares and Horizon Financial shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain certain information about Bancshares, Horizon Financial, the merger, the solicitation of proxies in the merger and the interest in the merger and related matter.

After it is filed with the Securities and Exchange Commission, the Proxy Statement/ Prospectus will be available for free both on the Securities and Exchange Commission website (http://www.sec.gov) and from Bancshares as follows:

Corporate Secretary of Bancshares of Florida, Inc.

1185 Immokalee Road

Naples, Florida 34110

(954) 653-2064